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                            [Bingham Dana LLP letterhead]
                                                                     Exhibit 8.1


                                      November 18, 1999

LeukoSite, Inc.
215 First Street
Cambridge, MA  02142

Ladies and Gentlemen:

         This opinion is furnished to you pursuant to Section 7.03(c) of the Agreement and Plan of Merger dated as of October 14, 1999 (the "Agreement"), among Millennium Pharmaceuticals, Inc., a Delaware corporation ("Millennium"), ANM, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Millennium ("Merger Sub"), and LeukoSite, Inc., a Delaware corporation ("LeukoSite"). Under the Agreement and a letter agreement between Millennium and LeukoSite dated November 18, 1999 (the "Letter Agreement"):
(i) Merger Sub will merge with and into LeukoSite, and as a result of that merger the existing stockholders of LeukoSite will receive Millennium voting common stock in exchange for all issued and outstanding shares of LeukoSite stock, LeukoSite will become a wholly-owned subsidiary of Millennium and the separate corporate existence of Merger Sub will cease, and (ii) as soon as practicable thereafter, and pursuant to an integrated plan, LeukoSite will merge with and into Millennium, with no resulting change in the stock ownership of Millennium (steps (i) and (ii), collectively, the "Transaction"). You have requested our opinion as to certain federal income tax consequences anticipated to follow from the Transaction. Capitalized terms not defined herein have the respective meanings set forth in the Agreement.

         For purposes of our opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Letter Agreement, the proxy statement/prospectus dated November 18, 1999 included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by Millennium in connection with the Transaction, and related documents (collectively, the "Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies, including electronic copies.

         As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations and statements of the various parties set forth in the Documents and in the certificates from Millennium, Merger Sub, and LeukoSite dated the date hereof, copies of which are attached hereto (the "Certificates"). Our opinion assumes (i) that all representations and statements set forth in the Documents and in the Certificates are true, correct, and complete as of the dates made and as of the date hereof, and (ii) that those representations and statements can and will be reconfirmed as of the Effective Time and as of the consummation of the Transaction. Our opinion is limited solely to the provisions of the federal Internal Revenue Code as now in effect (the "Code"), and the regulations, rulings, and interpretations thereof in force as of this date and we assume no obligation to advise you of changes in the law or fact that occur after the date of this opinion.

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LeukoSite, Inc.
November 18, 1999
Page 2


         On the basis of and subject to the foregoing, assuming due adoption and implementation of the Agreement and the Letter Agreement in accordance with their terms and consistent with the representations set out in the Documents and Certificates (and without any waiver or modification of any thereof), we are of the opinion that for federal income tax purposes, the Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code.

         This opinion is being delivered solely to you for your use in connection with the Transaction. It may not be made available to or relied upon by any other person or entity or used for any other purpose without our prior written consent.

                                Very truly yours,

                                /s/ Bingham Dana LLP

                                BINGHAM DANA LLP